                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:


/ /  Preliminary Proxy Statement           / / Confidential, for Use of the Commission
                                               Only (as permitted by Rule 14a-6(e)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                            Puget Sound Energy, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                            PUGET SOUND ENERGY, INC.

                    Notice of Annual Meeting of Shareholders
                         To Be Held May 12, 1998 at the
         Washington State Convention & Trade Center, Seattle, Washington




To the Holders of Common Stock of
Puget Sound Energy, Inc.:

The Annual Meeting of Shareholders of Puget Sound Energy, Inc. will be held at 10:00 a.m. on May 12, 1998 at the Washington State Convention & Trade Center, located at 800 Convention Place, Seattle, Washington for the purpose of acting upon the following matters:

1. To elect four Directors to serve until the expiration of their terms and until their successors are elected and qualified.

2. To consider any and all other matters that may properly come before the meeting and any adjournment thereof.

Only shareholders of record at the close of business on March 16, 1998 will be entitled to attend and vote at the meeting. If your shares are registered in the name of a brokerage firm or trustee and you plan to attend the meeting, please obtain from the firm or trustee a letter, account statement or other evidence of your beneficial ownership of those shares to facilitate your admittance to the meeting.

If you are a participant in the Company's Stock Purchase and Dividend Reinvestment Plan, please note that the enclosed proxy covers all shares in your account, including any shares that may be held in such plan.

March 31, 1998
Bellevue, Washington
By Order of the Board of Directors,


/s/ JAMES W. ELDREDGE
--------------------------------------
James W. Eldredge, Corporate Secretary

TABLE OF CONTENTS

Proxy Statement..........................................................................1


Annual Report............................................................................1


Voting Rights and Proxy..................................................................1


Election of Directors....................................................................2


Security Ownership of Directors and Executive Officers...................................6


Board of Directors and Committee Meetings................................................7


Compensation and Retirement Committee Report.............................................9


Stock Price Performance Graph...........................................................12


Summary Compensation Table..............................................................13


Aggregated SAR Exercises in 1997 and Fiscal Year-End Options/SAR Values.................15


Long-Term Incentive Plan Awards in 1997.................................................16


Retirement Benefits Statement...........................................................17


Employment Contracts, Termination of Employment and
      Change-in-Control Arrangements....................................................18


Independent Public Accountants..........................................................21


Section 16(a) Beneficial Ownership Reporting Compliance.................................21


Shareholder Proposals...................................................................21


Solicitation of Proxies.................................................................21


Map to Annual Meeting...................................................................22



        YOUR VOTE IS IMPORTANT
        The Company has approximately 63,000 shareholders of record. Many shareholders own 100 shares or less. Each shareholder, regardless of the number of shares owned, is requested to complete, date, sign and return promptly the enclosed proxy form, using the accompanying addressed envelope.

PROXY STATEMENT

The following information is furnished in connection with the solicitation of proxies for the Annual Meeting of Shareholders (the "Annual Meeting") of Puget Sound Energy, Inc. ("Puget" or the "Company") to be held at 10:00 a.m. on May 12, 1998 at the Washington State Convention & Trade Center, located at 800 Convention Place, Seattle, Washington. The approximate mailing date of the proxy material is March 31, 1998. The mailing address of the Company's principal executive offices is Puget Sound Energy, Inc., P.O. Box 97034, Bellevue, Washington 98009-9734.

Management is not aware of any matter to be presented for action at the Annual Meeting other than the election of four Directors.


ANNUAL REPORT

The Company's Annual Report for 1997, including audited financial statements, is being mailed to shareholders on or about March 31, 1998.


VOTING RIGHTS AND PROXY

The Company's Common Stock is the only class of stock entitled to vote at the Annual Meeting. Approximately 84.5 million shares of Common Stock were outstanding on March 16, 1998, the record date for the Annual Meeting. The holders of a majority of the shares of the Common Stock, present in person or by proxy at the Annual Meeting, constitute a quorum for the transaction of business. Each holder of Common Stock generally is entitled to one vote for each share held on the record date on each item to be voted on at an Annual Meeting of Shareholders. In electing Directors, however, every holder of Common Stock has the right of cumulative voting, namely, the right to multiply the number of votes represented by shares held of record by the number of Directors to be elected, and then cast all such votes for one candidate or distribute them among any two or more candidates. Under Washington law and the Company's Articles of Incorporation, if a quorum is present at the Annual Meeting, the four nominees for election as Directors who receive the greatest number of votes cast for the election of Directors at the Annual Meeting by the shares present in person or represented by proxy at the Annual Meeting and entitled to vote shall be elected Directors. In the election of Directors, any actions other than a vote for a nominee will have the practical effect of voting against the nominee. Because brokers have discretion to vote shares of Common Stock held on behalf of beneficial owners, if no instructions for voting such shares are received as to the matter to be voted on at the Annual Meeting, such shares will be voted "for" the matter; there will be no "broker non-votes."

Unless your proxy is mutilated or otherwise received in such form or at such time as to render it not votable, the shares represented by your proxy will be voted as directed and, if no direction is indicated, will be voted for all management proposals as set forth in this Proxy Statement. A shareholder may revoke a proxy card at any time before it is voted by delivering a written notice of revocation to the Corporate Secretary of the Company or by signing and delivering another proxy card that is dated later. If the shareholder attends the Annual Meeting in person, either giving notice of revocation to an inspector of election at the Annual Meeting or voting at the Annual Meeting will revoke the proxy. A proxy, when executed and not so revoked, will be voted and, if it contains any specifications, will be voted in accordance with the specifications so made. ChaseMellon Shareholder Services, L.L.C. acts as tabulator and Inspector of Elections for the proxies of the shareholders of record, brokers and banks. The identity and vote of all shareholders shall not be disclosed to any third party except as necessary to meet applicable legal requirements. If any other matters should properly come before the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote thereon in accordance with their judgment on such matters.

ELECTION OF DIRECTORS

The number of Directors is determined by resolution of the Board of Directors, subject to revision by the shareholders. The Board of Directors has, by resolution, fixed the number of Directors at twelve. The terms of the Directors are classified so that generally each year approximately one-third of the Directors are elected for a three-year term. These three groups of Directors are identified herein as Class I, Class II and Class III Directors. At the Annual Meeting, four Class I Directors will be elected to serve for a term of three years expiring on the date of the Annual Meeting of Shareholders in 2001.

Proxies will be voted for the following named nominees. In the event any nominee is not available to serve as a Director at the date of the Annual Meeting (which is not now anticipated), the persons named in the enclosed proxy shall have full discretion and authority to vote or refrain from voting for any other nominee in accordance with their judgment. Directors are elected to hold office until their successors are elected and qualified, or until resignation or removal in the manner provided in the Bylaws of the Company.

The names of nominees for Director of the Company are set forth below.


CLASS I NOMINEES
TERMS EXPIRE 2001

DOUGLAS P. BEIGHLE

Mr. Beighle served as Senior Vice President of The Boeing Company (aerospace manufacturing and sales) from 1986 until his retirement on May 1, 1997. He served The Boeing Company as Vice President from 1980 to 1986. Mr. Beighle, age 65, has been a Director of the Company since 1981 and also serves as a director of Washington Mutual, Inc. and Active Voice Corporation.

PHYLLIS J. CAMPBELL

Ms. Campbell has been President of U.S. Bank, Washington (financial institution) since 1993. She also served as Area President of U.S. Bank, Washington for Seattle-King County from 1992 to 1993, Executive Vice President and Manager from 1989 to 1992, and in various banking capacities since 1973. Ms. Campbell, age 46, has been a Director of the Company since 1993 and also serves as a director of SAFECO Corporation, and is a Regent of Washington State University.

DONALD J. COVEY

Mr. Covey has been a Director of the Company since the consummation of the Merger of Washington Energy Company (WECo) and Washington Natural Gas Company
(WNG) into Puget Sound Power & Light Company on February 10, 1997 (the "Merger"). Mr. Covey, age 69, previously served as a Director of Washington Energy Company and Washington Natural Gas Company from 1982 through February 10, 1997. Mr. Covey served as Chairman of the Board of Directors of UNICO Properties, Inc. (property management), Seattle, Washington, from 1990 until his retirement in December 1994. Prior to that he served UNICO as Chief Executive Officer from 1983 to 1992 and President from 1975 to 1990.


WILLIAM S. WEAVER

Mr. Weaver has been President of the Company since May 1997 and Chief Executive Officer since January 13, 1998. He also served as Chairman of Unregulated Subsidiaries from February 14, 1997 through January 12, 1998 and Vice Chairman of the Board of Directors from February 14, 1997 through May 18, 1997. Prior to that he had served as Executive Vice President and Chief Financial Officer of the Company since 1991. Before joining the Company, he was a partner in the law firm of Perkins Coie. Mr. Weaver, age 54, has been a Director of the Company since 1991.


The names of the Class II and Class III Directors of the Company who are not standing for election and whose terms of office will continue after the Annual Meeting are listed as follows:

CLASS II DIRECTORS
TERMS EXPIRE 1999

ROBERT L. DRYDEN

Mr. Dryden has been a Director of Puget Sound Energy since the consummation of the Merger. Mr. Dryden, age 64, previously served as a Director of WECo and WNG from 1991 through February 10, 1997. He has been Executive Vice President, Airplane Production, Boeing Commercial Airplane Group, Seattle, Washington, since 1990. Mr. Dryden also serves as a director of U.S. Bancorp.


JOHN D. DURBIN

Mr. Durbin has been a Principal in Olympic Capital Partners, Inc. (investment banking), Seattle, Washington, since October 1996. He served as President and Chief Executive Officer of Hostar International, Inc. from 1988 until his retirement in June 1995, and has been a General Partner of John Durbin & Associates since 1969. His prior positions include Chairman and President of CEC Equipment Company from 1982 to 1987 and Chairman of Spokane Truck Sales, Inc. from 1983 to 1987. Mr. Durbin, age 62, has been a Director of the Company since 1984 and also serves as a director of Fluke Corporation, ConnexT, Inc. (a subsidiary of the Company) and UTILX Corporation.

DANIEL J. EVANS

Mr. Evans has been Chairman of Daniel J. Evans Associates (consulting) since 1989. His prior positions include United States Senator, State of Washington, from 1983 to 1989 and Chairman, Pacific Northwest Power and Conservation Planning Council from 1981 to 1983. Mr. Evans, age 72, has been a Director of the Company since 1990 and also serves as a director of Attachmate, Inc., Burlington Northern Santa Fe Inc., Flow International Corporation, Tera Computer Company, Western Wireless Corporation and Washington Mutual, Inc.

SALLY G. NARODICK

Ms. Narodick has been a Director of Puget Sound Energy since the consummation of the Merger. She is currently a Consultant on Strategic Planning for Educational Technology (educational software development) for IBM Corporation. Ms. Narodick, age 52, previously served as a Director of WECo and WNG from 1989 through February 10, 1997 and was Chairman and Chief Executive Officer of Edmark Corporation from October 1989 to September 1996. She also serves as a director of Penford Corporation and Fluke Corporation.


CLASS III DIRECTORS
TERMS EXPIRE 2000

CHARLES W. BINGHAM

Mr. Bingham served as Executive Vice President of Weyerhaeuser Company (forest products industry) from 1981 until his retirement in July 1995 and Senior Vice President from 1972 to 1981. Mr. Bingham, age 64, has been a Director of the Company since 1978.

JOHN W. ELLIS

Mr. Ellis has been Chairman of the Board and Chief Executive Officer of The Baseball Club of Seattle since 1992. He served as Chairman of the Board of the Company from 1987 to 1993 and as Chief Executive Officer from 1976 to 1992. Mr. Ellis, age 69, has been a Director of the Company since 1969 and also serves as a director of SAFECO Corporation, Washington Mutual Savings Bank, UTILX Corporation and Associated Electric & Gas Insurance Services, Ltd. Mr. Ellis is also Chairman of the Board of Trustees of Seattle University.

TOMIO MORIGUCHI

Mr. Moriguchi has been a Director of Puget Sound Energy since the consummation of the Merger. Mr. Moriguchi, age 61, previously served as a Director of WECo and WNG from 1988 through February 10, 1997 and has served as Chairman and Chief Executive Officer of Uwajimaya, Inc. (food and merchandise distributor), Seattle, Washington, since December 1994. Previously, he served as President of Uwajimaya, Inc. from 1965 through December 1994. He also serves as a member of Seafirst Advisory Council and is President, Town and Country Travel, Inc., Seattle, Washington, President and Chairman of the Board of North American Post Publishing Company, Seattle, Washington and director, Federal Reserve Bank of San Francisco/Seattle Branch.

RICHARD R. SONSTELIE

Mr. Sonstelie has been Chairman of the Company since February 10, 1997. His prior positions with the Company include Chief Executive Officer from 1992 to January 1998, Chief Operating Officer from 1991 to 1992, Chief Financial Officer from 1987 to 1991 and Executive Vice President from 1985 to 1987. Mr. Sonstelie, age 53, has been a Director of the Company since 1987 and also serves as a director of the Federal Reserve Bank of San Francisco/Seattle Branch, Utech Venture Capital Corporation and Edison Electric Institute.


OTHER DIRECTOR INFORMATION

Mr. R. Kirk Wilson, age 59, currently serves as a Class I Director and will be retiring from Board Service on May 12, 1998 concurrent with the expiration of his three year term. Mr. Wilson has been a Director of the Company since 1976 and is currently the Chairman of the Board of Brown & Cole, Inc. (retail supermarkets), Bellingham, Washington.

SECURITY OWNERSHIP OF DIRECTORS AND
EXECUTIVE OFFICERS

The following table sets forth information as of March 16, 1998, concerning the shares of the Company's Common Stock beneficially owned by each Director and nominee, the executive officers named in the Summary Compensation Table (the "named executive officers") and Directors and executive officers of the Company as a group. No Director or executive officer owns more than 1% of the outstanding shares of Common Stock. The Company is not aware of any person who beneficially owns five percent or more of the Common Stock.

NAME OF BENEFICIAL OWNER

                                                                           Number of
                                     Number of           Number of        Shares that
                                   Beneficially           Share              May Be
                                      Owned             Equivalents        Acquired by
Nominees and Directors                Shares               Held         Exercising Options
----------------------             ------------         -----------     -------------------
Douglas P. Beighle                      3,410
Charles W. Bingham                      3,033
Phyllis J. Campbell                     1,000
Donald J. Covey                         5,003            1,859(2)
Robert L. Dryden                        3,764            1,049(2)
John D. Durbin                          2,560
John W. Ellis                          28,896(1)
Daniel J. Evans                         1,000
Tomio Moriguchi                           472            1,859(2)
Sally G. Narodick                         258            1,570(2)
R. Kirk Wilson                         17,044

Executive Officers
------------------
 (*also serve as Directors)

Richard R. Sonstelie*                  11,493(1)
William S. Weaver*                     11,480(1)
Timothy J. Hogan                        5,840(1)                            15,828(3)
James P. Torgerson                      5,151(1)
Gary B. Swofford                        5,793(1)

All Directors and executive officers  106,197            6,337              15,828


(1) Includes shares credited under the Company's Investment Plan for Employees through March 16, 1998.

(2) Shares represent grants of stock under the former Washington Energy Company's Director Stock Bonus Plan. These shares were converted to Puget Sound Energy shares at the Merger exchange ratio of .86 to 1.

(3) Represents unexercised stock options granted by WECo prior to the Merger, which were converted into options to purchase the Company's Common Stock at the Merger exchange ratio of .86 to 1.

BOARD OF DIRECTORS AND COMMITTEE MEETINGS

The Board of Directors has established four standing committees, which meet outside of regular Board of Directors meetings, to assist in the discharge of the Directors' responsibilities. The names of these committees, their current membership and a brief statement of their principal responsibilities are presented below.


BOARD OF DIRECTORS MEETINGS

Ten Board of Directors meetings were held during 1997. Each Director attended at least 75% of the meetings of the Board of Directors and committees of the Board on which the Director served. Average attendance at all Board of Directors meetings and committee meetings during 1997 was 95%.


AUDIT COMMITTEE

The Audit Committee currently includes Douglas P. Beighle (Chairperson), Charles
W. Bingham, Donald J. Covey, John D. Durbin, Daniel J. Evans, Tomio Moriguchi and R. Kirk Wilson. The Audit Committee is responsible for reviewing the annual report of the independent auditors, evaluating the external and internal audit functions and recommending to the Board of Directors the retention of independent auditors and other auditing matters. Eight Audit Committee meetings were held during 1997.


DIRECTOR AFFAIRS COMMITTEE

The Director Affairs Committee currently includes Daniel J. Evans (Chairperson), Phyllis J. Campbell and Donald J. Covey. The Director Affairs Committee acts and makes recommendations with respect to identification and selection of candidates for Directors, Director tenure, committee assignments and Director compensation matters. Shareholders may propose candidates for consideration as nominees to the Board of Directors; such proposals should be directed in writing to the Company's Corporate Secretary prior to each annual meeting. Director candidates are considered on the basis of recognized achievements and their ability to bring skills and experience to the deliberations of the Board of Directors. Three Director Affairs Committee meetings were held during 1997.


COMPENSATION AND RETIREMENT COMMITTEE

The Compensation and Retirement Committee currently includes R. Kirk Wilson (Chairperson), Douglas P. Beighle, Phyllis J. Campbell, Robert L. Dryden, John D. Durbin, and Sally G. Narodick. The Compensation and Retirement Committee acts and makes recommendations to the Board of Directors with respect to executive compensation, the retirement plan and other benefit plans for employees. Eight Compensation and Retirement Committee meetings were held during 1997.


STRATEGIC OPPORTUNITIES COMMITTEE

The Strategic Opportunities Committee currently includes John D. Durbin (Chairperson), Douglas P. Beighle, Phyllis J. Campbell, Robert L. Dryden, John
W. Ellis and Sally G. Narodick. The Strategic Opportunities Committee acts and makes recommendations to the Board of Directors with respect to new business development matters. Three Strategic Opportunities Committee meetings were held during 1997.

DIRECTOR COMPENSATION

Directors who are not Company employees are paid a quarterly retainer of $6,250 plus $800 for each Board of Directors meeting and committee meeting attended. A minimum of 40% of quarterly retainer payments are made in Company Common Stock. Directors optionally can receive 100% of their retainer payments in Common Stock, or defer receipt of shares under the Puget Sound Energy Director Stock Plan. The Chairpersons of the Audit, Director Affairs and Compensation and Retirement Committees receive additional quarterly retainers of $500 each. Directors who are also officers of the Company do not receive any compensation for duties performed as Directors. Mr. Sonstelie, as Chairman of the Board, will be compensated under the terms of his employment agreement with the Company dated as of January 13, 1998. (See "Employment Contracts, Termination of Employment and Change-In-Control Arrangements.") The Company and Mr. Ellis entered into a consulting agreement that commenced in October 1993 and will end September 30, 1998. Under the terms of this agreement, Mr. Ellis provides consulting and other services to the Company, including representing the Company in various industry- and community-related committees and activities. For these services, Mr. Ellis is paid $2,000 per month for the term of the agreement. In addition, the Company provides administrative support for Mr. Ellis's services performed under the consulting agreement.

COMPENSATION AND RETIREMENT COMMITTEE REPORT

The Board of Directors delegates responsibility for executive compensation to the Compensation and Retirement Committee (the "Committee). The Committee's members are Douglas P. Beighle, Phyllis J. Campbell, Robert L. Dryden, John D. Durbin, Sally G. Narodick and R. Kirk Wilson, all of whom are nonemployee Directors and none of whom participate in the compensation programs described here for executives. Messrs. Dryden and Durbin and Ms. Narodick became members of the Committee on March 13, 1997. The Committee establishes compensation for the Chief Executive Officer and reviews and approves the Chief Executive Officer's recommended compensation action for the other executive officers. The following is the report of the Committee on executive compensation for 1997.

In determining executive compensation, the Committee is guided by competitive pay practices in similar-sized companies within both the electric and the combination gas and electric utility industries and by its belief that executive compensation should:

  o Attract and retain outstanding executives by providing compensation opportunities consistent with the electric and combination gas and electric utility industries for similar positions.

  o Place a significant portion of each executive's total pay at risk to motivate executives to achieve Company and individual performance goals.

  o Tie incentive compensation to Company performance, in the short-term to favorable operating results and, in the long-term, by aligning the interests of executive officers with the long-term interests of the Company's shareholders.

Overall, the Committee makes compensation decisions in the context of the competitiveness of the entire compensation package as compared to appropriate market indices. The Committee's principal source of total compensation market data is a selection of about 20 similar-sized companies from the Edison Electric Institute's ("EEI") comprehensive, industry-wide annual survey of management pay. The comparison companies are included in the EEI 100 Index of Investor-owned Electrics, and the EEI Combination Gas & Electric Investor-owned Utilities Index used in the Stock Price Performance Graph.

The Committee has adopted an executive compensation philosophy that encompasses a mix of base salary and annual and long-term incentive programs. The total package is designed to provide participants with appropriate incentives for both current performance as well as long-term incentives for achieving the Company's objective of enhancing shareholder value. In the aggregate for the named executives, long-term incentives comprise the largest portion of incentive pay.


BASE SALARY

Generally, base salaries for Company executives are designed to be below median salary levels as compared to positions of similar responsibility in similar-sized companies in the EEI survey. When such base salaries are combined with above-median annual and long-term incentive compensation targets, total compensation opportunities will be competitive with the median total compensation level for similar positions found in similar-sized companies in the EEI survey.

As part of the merger process in 1997, the Committee undertook a comprehensive market analysis of total compensation. Recognizing the increased size of the Company and the impact of combining the gas and electric services of the merged companies, the Committee adjusted base salaries of the named executives to reflect these changes. Total cash compensation, defined as base salaries plus annual incentive awards and the expected value from the 1997 long-term incentive grants, for the named executive officers in 1997 was set at approximately the median for positions of similar responsibility and job complexity in similar-sized companies in the EEI survey.


ANNUAL INCENTIVE COMPENSATION

All executive officers participate in the Company's annual Pay at Risk Plan. The intent of this Plan is to provide financial incentives to executives for achieving desired annual operating results. For 1997, the targeted opportunity for awards from this Plan varied by executive officer: Mr. Sonstelie's target was 45% of base salary; Mr. Weaver's was 40% of base salary; Mr. Torgerson's was 35% of base salary and Messrs. Swofford and Hogan's were 30% of base salary.

The annual incentive plan for 1997 had three components: the achievement of earnings per share goals (weighted at 50%), the achievement of operations and maintenance budget goals (weighted at 25%) and performance on key customer service and business efficiency indicators (weighted at 25%). The key customer service and business efficiency indicators were realized at a level that funded 25% of the individual participant's target award. This award was paid to all plan participants except Messrs. Sonstelie and Weaver, who were not paid an award because the earnings per share and budget goals did not achieve minimum funding levels.


LONG TERM INCENTIVE COMPENSATION

The 1995 Long-Term Incentive Compensation Plan, approved by shareholders in 1995, reflects the Committee's desire to link compensation to the growth of shareholder value. Under this plan, awards of contingent grants of the Company's Common Stock were made to executives and key employees. The 1997 awards will be payable in stock at the end of a four-year period based on the Company's cumulative four-year total shareholder return relative to the EEI 100 Index of Investor-owned Electrics used in the Stock Price Performance Graph. The number of shares delivered at the end of the four-year cycle will range from zero to 175% of the contingent grant. To receive 100% of the grant, performance must be at the 55th percentile ranking among EEI 100 companies and to receive 175% of the grant, performance must be at or above the 85th percentile ranking. Dividend equivalents will be paid out in cash at the end of the performance period in relation to the number of underlying shares earned. The grants made in 1997 to the named executive officers are shown on the Long-Term Incentive Plan Awards in 1997 table.

Before 1995, awards made under the Company's Long Term Incentive Program for Senior Management in 1994 continued under their original terms. No additional awards have been made since 1994. Under that plan, participants could be allocated Performance Share Units ("PSUs") and Stock Appreciation Rights ("SARs") both of which are payable only in cash.

Each PSU grant had a four-year term. The last grant, made in 1994, matured on December 31, 1997. A PSU's value is the price of the Company's Common Stock at the end of the PSU's term plus the per share dividend paid during the term. The number of PSUs on which values are paid ranged from zero to 160% of those granted. This number is based on the Company's four-year, total shareholder return compared to the returns reported in the EEI 100 Index of Investor-owned Electrics. The Company's total shareholder return compared to the EEI 100 Index of Investor-owned Electrics for the four-year period was at the target 55th percentile, resulting in an award level of 100% of the PSUs originally granted. The payout under this plan to the participating named executives is shown on the Summary Compensation Table.

Each SAR grant has a 10-year term and vests 20% per year beginning one year after the date of grant. A SAR's value is the gain of the price of the Common Stock over the base price, which is the closing market value of the Common Stock on the date of grant, plus the incremental value of per share dividend increases during the holding period. SAR grants were last made in 1994. The values of SARs exercised in 1997, and of all outstanding SARs, are shown on the Aggregated SAR Exercises in 1997 and Fiscal Year-End Option/SAR Values Table.

CHIEF EXECUTIVE OFFICER COMPENSATION

Mr. Sonstelie was named Chief Executive Officer of the Company in May 1992 and Chairman of the Board in February 1997. His base salary was set at $500,000 on February 10, 1997. While Mr. Sonstelie's base salary was slightly below the median of similar-sized companies in the EEI survey, his targeted total compensation (base salary plus annual incentive award and expected value from the 1997 long-term incentive grant) in 1997 was at the median for chief executive officers of similar-sized companies in the EEI survey.

Mr. Sonstelie did not receive an annual incentive award pursuant to the 1997 Pay at Risk Plan because desired corporate results were not achieved. Because this award was not paid, Mr. Sonstelie's total annual cash compensation for 1997 fell well below the median for chief executive officers of similar-sized companies in the EEI survey.

Mr. Sonstelie's individual performance objectives, approved by the Committee in April 1997, focused on the successful completion of the Merger process, the achievement of certain key corporate performance objectives focusing on customer service and cost control, and specific short- and long-term strategic objectives intended to competitively position the Company and enhance long-term shareholder value.

On January 13, 1998, Mr. Weaver was named Chief Executive Officer. Mr. Sonstelie continues to serve as Chairman of the Board. An Employment Agreement entered into in October 1995 between Mr. Sonstelie and the Company has been superseded by an Employment Agreement dated January 13, 1998. See "Employment Contracts, Termination of Employment and Change-in-Control Arrangements."

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally disallows a tax deduction to public companies for compensation over $1 million paid to the Company's chief executive officer and four other most highly compensated executive officers, unless that compensation is deferred or is considered performance-based. The compensation disclosed in this Proxy Statement qualifies for deductibility under Section 162(m), and executive compensation for 1998 is also expected to qualify for deductibility. The Company currently intends to continue structuring the performance-based portion of its executive officer compensation to achieve maximum deductibility under Section 162(m) with minimal sacrifices in flexibility and corporate objectives.

                                          COMPENSATION AND RETIREMENT COMMITTEE

                                          R. Kirk Wilson, Chairperson
                                          Douglas P. Beighle
                                          Phyllis J. Campbell
                                          Robert L. Dryden
                                          John D. Durbin
                                          Sally G. Narodick

STOCK PRICE PERFORMANCE GRAPH

Set forth below is a comparison of the five-year cumulative total shareholder return (share price appreciation plus reinvested dividends) on the Company's Common Stock against the cumulative total return of the Standard & Poor's 500 Stock Index, the EEI 100 Index of Investor-owned Electrics and the EEI Combination Gas & Electric Investor-owned Utilities Index.


                        Five-Year Cumulative Total Return

                                        1992       1993      1994      1995      1996      1997
                                        ----       ----      ----      ----      ----      ----
Puget Sound Energy                      $100      $ 98.1    $ 86.9    $108.8    $121.1    $163.1
S&P 500 Index                           $100      $110.1    $111.5    $153.4    $188.7    $251.6
EEI 100 Index                           $100      $111.2    $ 98.3    $128.8    $130.3    $166.0
EEI Combination Gas & Electric Index    $100      $111.7    $ 97.3    $123.9    $123.1    $159.2


This comparison assumes $100 was invested on December 31, 1992, in (a) the Company's Common Stock, (b) the S&P 500 Stock Index, (c) the EEI 100 Index of Investor-owned Electrics and (d) the EEI Combination Gas & Electric Investor-owned Utilities Index. The graph then observes, in each case, stock price growth and dividends paid (assuming dividend reinvestment) over the following five years.

The EEI 100 Index, which was also included in the Company's 1997 proxy statement, will not be included in future proxy statements. Future proxy statements will include only the EEI Combination Gas & Electric Investor-owned Utilities Index, since the Company is now a combined electric and gas business.

The Board of Directors and its Compensation and Retirement Committee recognize that the market price of stock is influenced by many factors, one of which is Company performance. The stock price contribution to the total return performance shown on the graph is not necessarily indicative of future price performance.

       SUMMARY COMPENSATION TABLE

       THE FOLLOWING INFORMATION IS FURNISHED FOR THE YEARS ENDED DECEMBER 31, 1997, 1996, AND 1995 WITH RESPECT TO THE NAMED EXECUTIVE OFFICERS. COMPENSATION INCLUDES AMOUNTS DEFERRED AT THE OFFICER'S ELECTION.



                                                         Annual                           Long-Term Compensation
                                                       Compensation                               Awards
                                         ------------------------------------------- ------------------------------
                                                                       Other         Restricted
  Name and                                                             Annual         Stock            LTIP             All Other
  Principal Position in 1997(1)   Year   Salary ($)   Bonus ($)   Compensation ($)(2) Award ($)(3)    Payouts ($)    Compensation($)
-------------------------------- ------ ------------ ----------- ------------------- ------------- ---------------- ----------------
  R. SONSTELIE                    1997     483,903            0                                    466,310(4)            127,487(5)
  CHAIRMAN AND                    1996     400,008      155,000                                                           17,604
  CHIEF EXECUTIVE OFFICER         1995     388,817      140,000                                                           15,736

  W. WEAVER                       1997     299,598            0                                        208,046(4)        128,549(6)
  PRESIDENT                       1996     260,004      100,000                                                           13,608
                                  1995     256,275       80,000                         199,996                           12,309

  J. TORGERSON                    1997     196,652       35,750        35,210                          144,850(7)         23,115(8)
  VICE PRESIDENT
  AND CHIEF FINANCIAL OFFICER

  G. SWOFFORD                     1997     181,333       13,875                                        132,719(4)        130,851(9)
  VICE PRESIDENT                  1996     165,000       45,000                                                            6,593
  CUSTOMER OPERATIONS             1995     163,138       40,000                                                           44,812

  T. HOGAN                        1997     161,144       27,100        31,360                           84,329(7)         24,249(10)
  VICE PRESIDENT
  SYSTEM OPERATIONS

SUMMARY COMPENSATION TABLE FOOTNOTES

(1) EFFECTIVE JANUARY 13, 1998, MR. WEAVER WAS ALSO NAMED CHIEF EXECUTIVE OFFICER. MR. SONSTELIE REMAINS CHAIRMAN OF THE BOARD.

     MR. TORGERSON BECAME AN EXECUTIVE OFFICER OF THE COMPANY IN FEBRUARY 1997 AND RESIGNED FROM THE COMPANY EFFECTIVE MARCH 13, 1998. THE TABLE INCLUDES THE FOLLOWING AMOUNTS PAID TO MR. TORGERSON IN 1997 BY WECO PRIOR TO THE
     MERGER: SALARY, $13,750; BONUS, $16,500; AND LTIP PAYOUTS, $144,850.

     MR. HOGAN BECAME AN EXECUTIVE OFFICER OF THE COMPANY IN FEBRUARY 1997. THE TABLE INCLUDES THE FOLLOWING AMOUNTS PAID TO MR. HOGAN IN 1997 BY WECO PRIOR THE MERGER: SALARY, $11,334; BONUS, $13,600, AND LTIP PAYOUTS, $84,329.

(2) EXCEPT AS NOTED IN THE TABLE, THE AGGREGATE AMOUNT OF PREREQUISITES OR PERSONAL BENEFITS WAS LESS THAN THE REQUIRED REPORTING THRESHOLD (THE LESSER OF $50,000 AND 10% OF ANNUAL SALARY AND BONUS FOR THE NAMED EXECUTIVE OFFICER). AMOUNTS SHOWN FOR MESSRS. TORGERSON AND HOGAN INCLUDE $27,200 EACH FOR A ONE-TIME-ONLY VEHICLE ALLOWANCE, ALSO RECEIVED BY ALL OTHER WECO EXECUTIVES CONTINUING WITH THE COMPANY, ASSOCIATED WITH THE COMPANY'S POLICY TO NOT PROVIDE EXECUTIVES WITH COMPANY-PURCHASED AUTOMOBILES

(3) ON JUNE 30, 1995, MR. WEAVER WAS GRANTED 8,743 PHANTOM SHARES. THE AGGREGATE VALUE OF THE PHANTOM SHARES WAS $199,996, BASED ON A STOCK PRICE AT JUNE 30, 1995 OF $22.875. THE PHANTOM SHARES VEST, SUBJECT TO CONTINUED EMPLOYMENT, EQUALLY OVER FOUR YEARS BEGINNING ON JULY 1, 1996, AND ARE VALUED AND PAID OUT IN CASH AS TO THE VESTED PORTION ON EACH SUCH DATE. THE PAYMENT VALUE OF EACH PHANTOM SHARE IS THE MARKET PRICE ON THE VESTING DATE, PLUS THE AGGREGATE DIVIDENDS PAID ON EACH SUCH SHARE DURING THE PERIOD THE PHANTOM SHARE IS HELD. AT DECEMBER 31, 1997, 4,372 PHANTOM SHARES WERE OUTSTANDING WITH AN AGGREGATE VALUE OF $131,991 (BASED ON A STOCK PRICE OF $30.19 PER SHARE AT DECEMBER 31, 1997). IN CONJUNCTION WITH MR. WEAVER'S APPOINTMENT AS CHIEF EXECUTIVE OFFICER ON JANUARY 13, 1998, THE COMPENSATION AND RETIREMENT COMMITTEE PAID MR. WEAVER A PRO-RATA VALUE OF THE PHANTOM SHARES AS OF DECEMBER 31, 1997, AND CANCELED THE REMAINING PHANTOM SHARES.

(4) REPRESENTS PAYMENT OF A PSU AWARD FOR THE FOUR-YEAR CYCLE ENDED ON DECEMBER 31, 1997. THE PSU AWARD ENTITLED THE HOLDER TO RECEIVE A CASH PAYMENT EQUAL TO (A) THE AVERAGE MARKET PRICE OF ONE SHARE OF COMMON STOCK DURING THE MONTH OF DECEMBER OF THE LAST YEAR OF THE FOUR-YEAR CYCLE, PLUS (B) THE AGGREGATE DIVIDENDS WITH RESPECT TO ONE SHARE OF COMMON STOCK FROM JANUARY 1 OF THE YEAR IN WHICH THE PSU AWARD IS MADE UNTIL THE LAST DAY OF THE LAST MONTH OF THE FOUR-YEAR CYCLE. THE NUMBER OF PSUS ON WHICH VALUES WERE PAID WAS BASED ON THE COMPANY'S FOUR-YEAR AVERAGE TOTAL SHAREHOLDER RETURN RELATIVE TO THE COMPANIES IN THE EEI 100 INDEX OF INVESTOR-OWNED ELECTRICS.

(5) REPRESENTS $3,900 MATCH UNDER THE INVESTMENT PLAN FOR EMPLOYEES; $22,800 MATCH UNDER THE INVESTMENT PLAN MAKE-UP; $5,472 IMPUTED INCOME ON LIFE INSURANCE; AND $95,315 FOR A ONE-TIME PAYMENT IN CONNECTION WITH THE RESTRUCTURING OF THE COMPANY'S PAID-TIME-OFF ACCRUAL POLICY FOR ALL NON-UNION EMPLOYEES.

(6) REPRESENTS $7,263 MATCH UNDER THE INVESTMENT PLAN FOR EMPLOYEES; $6,980 MATCH UNDER THE INVESTMENT PLAN MAKEUP; $7,392 IMPUTED INCOME ON LIFE INSURANCE; AND $106,914 FOR A ONE-TIME PAYMENT IN CONNECTION WITH THE RESTRUCTURING OF THE COMPANY'S PAID-TIME-OFF ACCRUAL POLICY FOR ALL NON-UNION EMPLOYEES.

(7) THE LTIP PAYMENTS FOR MESSRS. TORGERSON AND HOGAN WERE IN PAYMENT OF PERFORMANCE SHARES GRANTED BY WECO PRIOR TO THE MERGER, WHOSE VESTING WAS ACCELERATED UPON CONSUMMATION OF THE MERGER.

(8) REPRESENTS $7,852 MATCH UNDER THE INVESTMENT PLAN FOR EMPLOYEES; $3,366 MATCH UNDER THE INVESTMENT PLAN MAKE-UP; $2,294 IMPUTED INCOME ON LIFE INSURANCE; AND $9,603 FOR A ONE-TIME PAYMENT IN CONNECTION WITH THE RESTRUCTURING OF THE COMPANY'S PAID-TIME-OFF ACCRUAL POLICY FOR ALL NON-UNION EMPLOYEES.

(9) REPRESENTS $4,008 MATCH UNDER THE INVESTMENT PLAN FOR EMPLOYEES; $26,710 MATCH UNDER THE INVESTMENT PLAN MAKE-UP; $1,448 IMPUTED INCOME ON LIFE INSURANCE; AND $98,685 FOR A ONE-TIME PAYMENT IN CONNECTION WITH THE RESTRUCTURING OF THE COMPANY'S PAID-TIME-OFF ACCRUAL POLICY FOR ALL NON-UNION EMPLOYEES.

(10) REPRESENTS $5,404 MATCH UNDER THE INVESTMENT PLAN FOR EMPLOYEES; $3,438 MATCH UNDER THE INVESTMENT PLAN MAKE-UP; $1,122 IMPUTED INCOME ON LIFE INSURANCE; AND $14,285 FOR A ONE-TIME PAYMENT IN CONNECTION WITH THE RESTRUCTURING OF THE COMPANY'S PAID-TIME-OFF ACCRUAL POLICY FOR ALL NON-UNION EMPLOYEES.

AGGREGATED SAR EXERCISES IN 1997 AND FISCAL YEAR-END OPTION/SAR VALUES

The following information is furnished for the year ended December 31, 1997 with respect to the named executive officers for SAR exercises which occurred during 1997 and for unexercised options and SARs outstanding at fiscal year end. No options or SARs were granted in 1997.

   -------------------------------------------------------------------------------------------------
                      Number of                                                  Value of Unexercised
                       Shares                  Number of Shares Underlying              In-The-
                     Underlying     Value        Unexercised Options/SARs       Money Options/SARs at
                      Exercised    Realized       at Fiscal Year-End (#)         Fiscal Year-End ($)
   Name               SARs (#)      ($)(1)      Exercisable/Unexercisable     Exercisable/Unexercisable(2)
   -------------------------------------------------------------------------------------------------
   R. Sonstelie        37,960      254,522         28,640 / 10,800               112,622 / 77,202

   W. Weaver             --           --           13,640 / 5,060                 63,862 / 37,729

   J. Torgerson          --           --           22,267 / 1,956                216,315 / 28,636

   G. Swofford          3,600       25,884          2,560 / 3,040                  6,566 / 24,298

   T. Hogan              --           --           15,828 / 1,129                154,100 / 15,828



(1) This amount is the aggregate of the market value of the Common Stock at the time the SAR was exercised minus the base price for the SAR, plus the incremental value of per share dividend increases during the holding period.

(2) Amounts are the aggregate of the number of options/SARs multiplied by the difference between the closing price of the Common Stock on the New York Stock Exchange on December 31, 1997 of $30.19 per share minus the exercise or base price for that option/SAR. There is no guarantee that if and when these options/SARs are exercised they will have this value.

As a result of the Merger, each outstanding WECo stock option, including outstanding options then held by Messrs. Torgerson and Hogan, were converted into Company options at the same exercise price and term as the WECo options. The options issued in substitution for previously granted WECo options are not shown as options granted in 1997. Mr. Torgerson exercised options to purchase 22,267 shares on January 2, 1998. His remaining options for 1,956 shares were paid in accordance with his change-in-control agreement with WECo, which was assumed by the Company. See "Employment Contracts Termination of Employment and Change-In-Control Arrangements".

LONG-TERM INCENTIVE PLAN AWARDS IN 1997

The following information is furnished for the year ended December 31, 1997 with respect to the named executive officers for the grants made under the Company's 1995 Long-Term Incentive Compensation Plan during 1997.



----------------------------------------------------------------------------------------------
                                                        Estimated Future Share Payouts
                                                  --------------------------------------------
                     Number of     Period Until
                      Shares      Maturation or     Threshold       Target         Maximum
Name                   (#)(1)         Payout           (#)            (#)            (#)
----------------------------------------------------------------------------------------------
R. Sonstelie          15,900         4 years            0            15,900         27,825


W. Weaver              7,520         4 years            0             7,520         13,160


J. Torgerson           4,035(2)      4 years            0             4,035          7,061


G. Swofford            2,750         4 years            0             2,750          4,813


T. Hogan               2,750(3)      4 years            0             2,750          4,813



(1) Awards are contingent grants of the Company's Common Stock. The number of shares delivered at the end of the four-year cycle will range from zero to 175% of the contingent grant. This number depends on the Company's four-year total shareholder return compared to the returns reported in the EEI 100 Index of Investor-owned Electrics. Dividend equivalents will be paid in cash at the end of the performance period in relation to the number of underlying shares earned.

(2) In addition to the 1997 grant shown here, Mr. Torgerson also received 1,757 shares for the 1995 - 1998 LTIP cycle and 2,361 shares for the 1996 - 1999 LTIP cycle, reflecting a pro-rated participation in those plan cycles. Mr. Torgerson's LTIP awards were paid in accordance with his change-in-control agreement with WECo, which was assumed by the Company. See "Employment Contracts, Termination of Employment and Change-In-Control Arrangements."

(3) In addition to the 1997 grant shown here, Mr. Hogan also received 1,440 shares for the December 1995 - 1998 LTIP cycle and 1,935 shares for the 1996
    - 1999 LTIP cycle, reflecting a pro-rated participation in those plan cycles.

RETIREMENT BENEFITS STATEMENT

Estimated retirement benefits for the named executive officers are shown in the table below, assuming retirement on January 1, 1998 at age 62 after selected periods of service. The benefit levels shown are the estimated aggregate values resulting from the Company's funded pension plan, its Supplemental Executive Retirement Plan (the "SERP"), WNG Nonqualified Retirement Plan benefits, the SERP pension-type rollover accounts in the Deferred Compensation Plan and the Cash Balance Restoration Matching Account within the Deferred Compensation Plan. The benefits shown in the table are not subject to any deduction for Social Security benefits.


            Estimated Annual Benefit Upon Retirement at Age 62

            FINAL AVERAGE
            COMPENSATION                    YEARS OF CREDITED SERVICE
            ------------            --------------------------------------------
                                         5               10              15+
                                        --               --              ---
              $100,000              $ 16,667          $ 33,333         $ 50,000
               200,000                33,333            66,667          100,000
               300,000                50,000           100,000          150,000
               400,000                66,667           133,333          200,000
               500,000                83,333           166,667          250,000
               600,000               100,000           200,000          300,000


The named executive officers have the following years of credited service as of December 31, 1997: R. Sonstelie, 23.5; W. Weaver, 29.5; J. Torgerson, 9.17; G. Swofford, 30.42; and T. Hogan, 21.33. Estimated aggregate benefits are based on 50% of average annual compensation (salary plus bonus) for the highest three calendar years in the last five complete calendar years prior to retirement (or the highest 24 consecutive months for Mr. Weaver; see "Employment Contracts, Termination of Employment and Change-in-Control Arrangements"). The three-year averages (24 consecutive month average for Mr. Weaver) as of December 31, 1997 are as follows for the named executive officers: R. Sonstelie, $539,777; W. Weaver, $431,428; J. Torgerson, $202,092; G. Swofford, $198,157; T. Hogan,
$171,095.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL
ARRANGEMENTS


AGREEMENTS

Mr. Sonstelie entered into an employment agreement with the Company effective as of January 13, 1998, which replaced an employment agreement dated October 18, 1995. The agreement provides that Mr. Sonstelie will serve as Chairman of the Company's Board of Directors (assuming his election to the Board by the Company's shareholders) until the Board's regularly scheduled meeting in January 2000, and perform such other duties as are properly requested of him by the Board or the Company's President and Chief Executive Officer. The agreement, which terminates on March 31, 2000 (subject to earlier termination in certain circumstances), provides that Mr. Sonstelie will devote his full working time to the Company during the term of the agreement.

During his term of employment, Mr. Sonstelie will receive a base annual salary of $500,000. Mr. Sonstelie will also participate in the Company's Pay At Risk plans for 1998 and 1999, with a target award of 40% of base salary, and in the Long-Term Incentive Compensation Plan, with grants of 6,580 and 3,660 performance units in the 1998-2001 and 1999-2002 cycles, respectively. The value of these awards will be based on Company performance through March 31, 2000.

Mr. Sonstelie will receive vacation, medical, life and disability insurance benefits during the term of the agreement on terms substantially as favorable as those provided to other executives, and will be eligible to participate in the Company's Retirement Plan, Investment Plan, Deferred Compensation Plan and SERP. In addition, Mr. Sonstelie will receive an enhanced benefit under the Company's SERP because his SERP benefit will not be reduced for early commencement on April 1, 2000.

Mr. Sonstelie will also receive a severance payment upon his retirement equal to three times the base annual salary described above, and medical, dental and life insurance benefits for three years after his retirement.

If the Company terminates the agreement (except termination "for cause" as defined in the agreement), or Mr. Sonstelie's employment terminates due to death or disability prior to the end of the term of the agreement, Mr. Sonstelie will be entitled to receive all compensation and benefits provided for in the agreement through such term.

In addition, if Mr. Sonstelie's employment terminates due to a material adverse change in the terms of his employment following a "change in control" (as defined in the agreement), except termination for cause or termination due to death or incapacity, Mr. Sonstelie will be entitled to receive (a) his annual base salary earned through termination and accrued benefits; (b) an amount equal to his annual base salary at the rate applicable on the date of termination plus any additional compensation awarded for the year most recently ended, multiplied by the number of years or partial years remaining until March 31, 2000; (c) continued participation until March 31, 2000 in the Company's employee benefit plans or provision for substantially similar benefits; (d) a payment equal to the difference between the exercise prices of all options or similar rights, if any, held by Mr. Sonstelie (whether or not then fully exercisable) and the higher of (i) the market price of the Common Stock on the date of termination and (ii) the highest price per share actually paid in connection with any change in control of the Company; and (e) a cash payment equal to any excise taxes payable by Mr. Sonstelie in connection with excess parachute payments plus the tax expense to him resulting from this payment.

Messrs. Weaver and Swofford have agreements with the Company under which they will be entitled to receive certain payments and benefits if (1) Mr. Weaver's employment terminates for any reason other than at the normal retirement date as defined in the SERP or (2) Mr. Swofford terminates his employment for "good reason" or the Company terminates his employment "without cause" (as those terms are defined in the agreements) or his employment is terminated upon death or disability. Messrs. Weaver and Swofford will be entitled to receive (a) annual base salary earned through termination and accrued benefits; (b) an amount equal to three times annual base salary at the rate applicable on the date of termination plus any additional compensation awarded for the year most recently ended; (c) continued participation for three years in the Company's employee benefit plans or provision for substantially similar benefits; (d) a cash payment at normal retirement date of an amount equal to the actuarial equivalent of the additional retirement compensation they would have earned had employment continued for three more years; (e) a payment equal to the difference between the exercise prices of all options or similar rights, if any, held by them (whether or not then fully exercisable) and the higher of (i) the market price of the Common Stock on the date of termination and (ii) the highest price per share actually paid in connection with any change in control of the Company; and
(f) a cash payment equal to any excise taxes payable by them in connection with excess parachute payments plus the tax expense to them resulting from this payment.

In addition, Mr. Weaver's agreement provides that the benefits payable to him under the SERP will be based upon his average compensation for his highest consecutive 24 months of service rather than the period otherwise specified in the SERP. The agreement for Mr. Swofford provides that he will be paid a retention incentive benefit based on continued employment for an extended period following the Merger equal to three times his annual base salary in 1996 plus the bonus paid in 1996. The incentive benefit will vest in three equal installments after one year, three years and five years of continued employment after the Merger. The vested portion of the incentive benefit will be paid in equal monthly installments over a three-year period beginning on the date his employment terminates. If his employment is terminated for cause, only current base salary plus accrued vacation and any other compensation actually accrued through the date of termination, and the vested portion of the incentive benefit, will be payable.


Messrs. Hogan and Torgerson entered into agreements effective as of August 17, 1995 with WECo, the predecessor company in the Merger, which have been assumed by the Company. Under these agreements, Messrs. Torgerson and Hogan generally are entitled to receive the same type of payments and benefits as described for Messrs. Weaver and Swofford in sections (a) through (e) of the paragraph before last if they terminate their employment for "good reason" or the Company terminates their employment "without cause" within three years following a "change in control" (as those terms are defined in the agreements)."


1995 LONG-TERM INCENTIVE COMPENSATION PLAN

Under the Company's 1995 Long-Term Incentive Compensation Plan, in the event of a sale of substantially all the assets or a liquidation of the Company or a merger or consolidation of the Company as a result of which shareholders of the Company receive cash, securities or other property in exchange for their shares of Common Stock, each stock award that is at the time outstanding will automatically accelerate so that each such award shall, immediately prior to such corporate transaction, become 100% vested, except that such award will not so accelerate except under certain circumstances where such award is assumed or replaced in connection with the corporate transaction. The plan administrator has the discretion, exercisable at any time before a sale, merger, consolidation, reorganization, liquidation or change in control of the Company, as defined by the plan administrator, to take such further action as it determines to be necessary or advisable, and fair and equitable to holders, with respect to awards under the Plan.

LONG TERM INCENTIVE PROGRAM FOR SENIOR MANAGEMENT

Under the Company's Long-Term Incentive Program for Senior Management, upon dissolution or liquidation of the Company, or merger or consolidation of the Company as a result of which shareholders of the Company receive cash, securities or other property in exchange for their shares of Common Stock, all SARs will terminate, but each holder will have the right immediately prior to such transaction to exercise his or her SARs, whether or not the SARs have vested.

INDEPENDENT PUBLIC ACCOUNTANTS

The firm of Coopers & Lybrand L.L.P. has examined the financial statements of the Company since 1933. Representatives of the firm will be present at the Annual Meeting, with the opportunity to make a statement and to answer appropriate shareholder questions.


SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16 of the Securities Exchange Act of 1934, as amended, directors and officers of the Company are required to report their holdings of and transactions in the Company's Common Stock to the Securities and Exchange Commission. To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during 1997 all persons subject to the Section 16 reporting requirements with regard to the Company filed the required reports on a timely basis, except that the Initial Statement of Beneficial Ownership for Mr. Stephen A. McKeon, an officer of the Company, was inadvertently filed 94 days late.


SHAREHOLDER PROPOSALS

Any shareholder proposal intended for inclusion in the Company proxy material for the 1999 Annual Meeting of Shareholders must be received at the principal executive office of the Company not later than December 1, 1998.

SOLICITATION OF PROXIES

Proxies in the form enclosed are solicited by and on behalf of the Company. William S. Weaver, President and Chief Executive Officer, and James W. Eldredge, Corporate Secretary, and each or either of them, are named as proxies. Proxies may be solicited by mail, personal interview, telephone and fax. It is anticipated that banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward soliciting materials to their principals and to obtain authorization for the execution of proxies and will be reimbursed for their expenses incurred in connection therewith. Proxies may also be solicited by officers, Directors, employees and other agents of the Company without compensation therefor, except for reimbursement of expenses. All costs of solicitation of proxies will be borne by the Company.

March 31, 1998
Bellevue, Washington
By Order of the Board of Directors

/s/  WILLIAM S. WEAVER
-------------------------------------
William S. Weaver
President and Chief Executive Officer

MAP TO ANNUAL MEETING


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PROXY
                                                       [PUGET SOUND ENERGY LOGO]



                            PUGET SOUND ENERGY, INC.

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints WILLIAM S. WEAVER and JAMES W. ELDREDGE, and each or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all the shares of Common Stock of PUGET SOUND ENERGY, INC. held of record by the undersigned on March 16, 1998, at the Annual Meeting of Shareholders to be held on May 12, 1998, or any adjournment thereof.

       (This Proxy Card continues and MUST be signed on the reverse side)


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                                                                Please mark
                                                              your votes as
                                                               indicated in
                                                               this example. /X/



                                       FOR                     WITHHOLD
                              all nominees listed              AUTHORITY
                            below (except as marked         to vote for all
                             to the contrary below)      nominees listed below


1. ELECTION OF DIRECTORS              / /                         / /
   DOUGLAS P. BEIGHLE
   PHYLLIS J. CAMPBELL
   DONALD J. COVEY
   WILLIAM S. WEAVER


   (INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in this space).


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   This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. PROXY CARDS PROPERLY EXECUTED AND RETURNED WITHOUT DIRECTION WILL BE VOTED FOR PROPOSAL 1. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting and any adjournment thereof.


   PLEASE COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE



Signature______________ Signature if Held Jointly__________________ Date________

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


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